Exhibit 99.1

Company Contact:
Randy Stratton, Chairman & CEO
Cold Spring Capital Inc.
Phone: (413) 458-9045 x 100

Joseph Weingarten, President
Cold Spring Capital Inc.
Phone: (203) 972-0888

FOR IMMEDIATE RELEASE

COLD SPRING CAPITAL INC. ANNOUNCES RECORD DATE
FOR LIQUIDATION DISTRIBUTION

NEW CANAAN, CT - April 24, 2007 - Cold Spring Capital Inc. (AMEX: CDS) announced today that Cold Spring has set May 4, 2007 as the record date for determining the shareholders entitled to receive liquidating distributions. The dissolution and plan of liquidation of Cold Spring is subject to stockholder approval, for which the Board of Directors has called a special meeting of stockholders to be held on May 4, 2007. As previously announced, the dissolution and liquidation is being proposed as contemplated by Cold Spring’s charter.

Cold Spring is a special purpose acquisition company established in May 2005 for the purpose of acquiring one or more operating businesses, portfolios of financial assets or real estate assets. Approximately $109.8 million of the proceeds of Cold Spring’s initial public offering were placed into a trust account maintained by an independent trustee

Pursuant to the plan of liquidation, subject to stockholder approval, Cold Spring will return the amount held in the trust, together with interest (net of applicable taxes), to current holders of Cold Spring common shares originally issued in its initial public offering. No payments will be made in respect of Cold Spring’s outstanding warrants or to any of Cold Spring’s initial stockholders with respect to the shares owned by them prior to the initial public offering. The record date for determining the shareholders entitled to receive liquidating distributions will be May 4, 2007. As of that time, the share transfer books of Cold Spring will be closed, and trading of Cold Spring’s shares on the American Stock Exchange will be suspended. Cold Spring expects to make a first and final liquidating distribution in the second week of May. A press release confirming shareholder approval of Cold Spring’s dissolution and liquidation will be issued immediately following such approval at the special meeting.

This news release contains forward-looking statements that involve risks and uncertainties. Forward-looking statements in this press release and those made from time to time by Cold Spring through its senior management are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect Cold Spring’s current views with respect to the future events or financial performance discussed in this release, based on management’s beliefs and assumptions and information currently available. When used, the words “believe,” “anticipate,” “estimate,” “project,” “should,” “expect,” “plan,” “assume,” “intend” and similar expressions that do not relate solely to historical matters identify forward-looking statements. Forward-looking statements concerning future plans or results are necessarily only estimates and actual results could differ materially from expectations. Certain factors that could cause or contribute to such differences include, among other things, the risk that the dissolution and plan of liquidation of Cold Spring may not be approved by the stockholders at the special meeting of stockholders, and the risk that the record date for determining stockholder entitled to receive liquidating distributions, the date for closing of the transfer books and the suspension of trading on the American Stock Exchange, and the timing of the liquidation distribution may not be as expected because of the failure of the stockholders of Cold Spring to approve the dissolution and liquidation or for other reasons, and other risks described in Cold Spring’s Proxy Statement mailed to stockholders on April 9, 2007. The forward-looking statements speak only as of the date of this news release, and Cold Spring expressly disclaims any obligation to update any forward-looking statements.